FOURTH AMENDMENT TO POWER PURCHASE AGREEMENT

      THIS FOURTH AMENDMENT TO POWER PURCHASE AGREEMENT (this "Fourth Amendment"), dated as of the 13th of December 2000, is entered into between LSP Energy Limited Partnership, a Delaware limited partnership ("Seller") and Virginia Electric and Power Company, a Virginia public service corporation ("Purchaser") (each, a "Party" and collectively, the "Parties").

                                    RECITALS

      WHEREAS, Seller and Purchaser have entered into the Power Purchase Agreement dated as of May 18, 1998, as amended by the First Amendment to the Power Purchase Agreement dated as of July 22, 1998, as amended by the Second Amendment to the Power Purchase Agreement dated as of August 11, 1998, and as amended by the Third Amendment to the Power Purchase Agreement dated as of August 9, 2000 (collectively, the "Power Purchase Agreement");

      WHEREAS, Seller and Purchaser desire to amend the Power Purchase Agreement as set forth in this Fourth Amendment;

      NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

      Section 1. Definitions. Unless the context otherwise requires, capitalized terms used but not otherwise defined in this Fourth Amendment shall have the meanings given to them in the Power Purchase Agreement.

      Section 2. Amendments to Section 1.1 of the Power Purchase Agreement. Section 1.1 of the Power Purchase Agreement is hereby amended as set forth herein.

      Section 2.1. Amendments to Facilitate Inclusion of the Batesville Control Area. Seller and Purchaser hereby amend Section
                        1.1 of the Power Purchase Agreement to facilitate the inclusion of the Batesville Control Area as an authorized Control Center, by incorporating the following changes:

                  (a) Section 1.1 of the Power Purchase Agreement is hereby amended by revising the definition of Control Center in the entirety to read as follows:

                        "Control Center" means the generation control center of TVA, Entergy, Independent System Operator, the Batesville Control Area or any other NERC approved control area as may be designated in writing by Purchaser from time to time as being the primary control center for dispatch of the Dedicated Units; provided that, except as provided in the last sentence of Section 6.2(d)(ii), such designation shall be reasonably acceptable to Seller.

                  (b) Section 1.1 of the Power Purchase Agreement is hereby amended to add the following new definition to read as follows:

                        "Batesville Control Area" shall mean the control area created and operated by Virginia Electric and Power Company to serve the Batesville generating facility, as approved by SERC by notification letter dated March 16, 2000, and implemented for operation by Purchaser and NERC on July 4, 2000.


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                  Fourth Amendment to Power Purchase Agreement
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      Section 2.2.      Other Definition Changes. In addition to the other
                        changes to Section 1.1 of the Power Purchase Agreement noted in other Sections of this Fourth Amendment:

                  (a) Section 1.1 of the Power Purchase Agreement is hereby amended by revising the definition in the entirety to read as follows:

                  "Forced Outage" means, for any Dedicated Unit, a reduction of, cessation in the delivery of, or inability to deliver, the Net Electrical Output Dispatched by Purchaser from such Unit, except as otherwise provided herein; provided that, for the purposes of this Agreement, a period of reduction of, cessation in the delivery of, or inability to deliver, Net Electrical Output Dispatched by Purchaser from a Dedicated Unit shall not be deemed to be a Forced Outage if and to the extent either Party provides Replacement Power during such period in accordance with Section 3.2 or 6.4. For the purposes of this Agreement, each Forced Outage with a discrete cause is hereby treated as a separate Forced Outage. In addition, in clarification and not in limitation of the foregoing, in cases in which the original Dispatch order communicated by the Control Center is changed as a result of the inability (either in full or in part) of the Facility to meet such Dispatch order, whether or not such Dispatch order is communicated verbally or via AGC signal. If the Unit is Dispatched at or above its revised available capacity, the amount of the Forced Outage shall be determined by the difference for the period of determination between the output from the Unit which would have been requested if the Forced Outage had not occurred, and the delivered Net Electrical Output. The output which would have been requested if the Forced Outage had not occurred shall be determined by the last Dispatch schedule provided to the Seller prior to the Forced Outage, unless an Expected Economic Dispatch Schedule is provided or is required. If the Unit is Dispatched at less than its revised available capacity, the amount of the Forced Outage shall be determined by the difference for the period of determination between the actual Dispatch and the delivered Net Electrical Output. Any failure of Seller to respond to any Dispatch order in accordance with the Design Limits shall be considered a Forced Outage except to the extent otherwise set forth in this Agreement. Operation outside of the deviation band limits shall be considered a Forced Outage as provided in Section 6.2(d)(ii) of this Agreement. Notwithstanding any other provision of this Agreement, a Forced Outage shall not include any reduction of, cessation in the delivery of, or inability to deliver that is the result of (a) a Scheduled Maintenance Outage, (b) a Force Majeure Event, (c) a Delivery Excuse, (d) an Emergency Condition or (e) operation outside of the deviation band limits for which operation Seller is responsible for a portion of any associated imbalance charge or penalty imposed under a tariff by Entergy or TVA in accordance with Section 6.2(d)(i).

                  (b) Section 1.1 of the Power Purchase Agreement is hereby amended by adding a new phrase at the end of the parenthetical in the definition of Net Electrical Output to allow such parenthetical to read in its entirety as follows:

                  (as measured in KWhs at the Electricity Metering Points and adjusting for the Facility auxiliary load pro-rated for each Dedicated Unit as per the operating procedures)

      Section 3.        Amendments to Section VI.

      Section 3.1.      Amendments to Section 6.2.

                  (a) Section VI of the Power Purchase Agreement is hereby amended by retaining the first sentence of Section 6.2
                        (d) and deleting the remainder of such Section.

                  (b) Section VI of the Power Purchase Agreement is hereby amended by adding the following new sub sections (i) and
                        (ii) to Section 6.2(d) to read as follows:


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                  Fourth Amendment to Power Purchase Agreement
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                  (i)   During the period when the Batesville Control Area is
                        not the Control Center, the provisions of this Section 6.2(d)(i) shall apply. The Dedicated Units shall generate energy within deviation band limits of the scheduled amount of energy provided by Purchaser ( +/- 1.5% integrated hourly) for steady-state operation (operation between Minimum Load and the Actual Contract Capacity). If a Dedicated Unit's energy generation deviates outside of such band limits during steady-state operation, Seller shall reimburse Purchaser for one-half of any energy imbalance charges or penalties charged by Entergy or TVA pursuant to the applicable tariff upon Purchaser. Any operation of any Dedicated Unit outside of the deviation band limits for which Seller has reimbursed Purchaser in accordance with the preceding sentence for a portion of any imbalance charge or penalty imposed under a tariff by Entergy or TVA shall not count as a Forced Outage. If Entergy or TVA charge Seller or Purchaser imbalance charges or penalties for operation within the range of +/- 1.5% of scheduled operation integrated hourly, Purchaser shall be responsible for such charges or penalties. If the Dedicated Units are operating in accordance with automatic generation control signals provided by Purchaser or its designee, or if the Dedicated Units generate energy outside of the deviation band limits during Start-Up, shut down, or due to a Forced Outage, Force Majeure Event or Delivery Excuse, then Purchaser shall be responsible for such energy imbalance charges or penalties charged by Entergy or TVA pursuant to the applicable tariff upon either Purchaser or Seller. For purposes of this Section 6.2(d), Seller shall provide Purchaser notice of such Forced Outage, and, without regard to the delivery or receipt of such notice, there shall be deemed to be a Forced Outage only if such Forced Outage lasts for longer than one hour.

                  (ii) During the period when the Batesville Control Area is the Control Center, the provisions of this Section 6.2(d)(ii) shall apply. The Dedicated Units shall generate energy within deviation band limits of the scheduled amount of energy provided by Purchaser (+/- 1.5% integrated hourly, with such +/- 1.5% integrated hourly being referred to herein as the "Baseline Band Limit") for steady-state operation (operation between Minimum Load and the Actual Contract Capacity). Except as otherwise provided in the last sentence of the definition of Forced Outage, if a Dedicated Unit's energy generation deviates from the amount of energy Dispatched during steady-state operation:

                        (a) And if such deviation is less than +/- 3% integrated hourly from the Dispatched amount of energy, then 50% of the amount of such deviation from the Baseline Band Limit shall be treated as a Forced Outage that began as of the initial occurrence of the event that caused such deviation; and

                        (b) And if such deviation is more than +/- 3% integrated hourly from the Dispatched amount of energy and Seller corrects such deviation within one hour of the initial occurrence of the event that caused such deviation, then (I) 50% of the amount of such deviation from the Baseline Band Limit up to and including a deviation of 3% integrated hourly from the Dispatched amount of energy shall be treated as a Forced Outage that began as of the initial occurrence of the event that caused such deviation and (II) 100% of the amount of such deviation above 3% integrated hourly from the Dispatched amount of energy shall be treated as a Forced Outage that began as of the initial occurrence of such deviation; and

                        (c) And if such deviation is more than +/- 3% integrated hourly from the Dispatched amount of energy and Seller does not correct such deviation within one hour of the initial occurrence of the event that caused such deviation, then one hundred percent (100%) of such deviation from the Dispatched amount of energy shall be treated as a Forced Outage that began as of the initial occurrence of the event that caused such deviation.


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                  Fourth Amendment to Power Purchase Agreement

                              Subject to Section 11.1(b), Purchaser shall be responsible for any energy imbalance charges or penalties imposed by Entergy or TVA pursuant to the Interconnection Agreements or the applicable tariff and regardless of whether such imbalance charge or penalty is imposed on Purchaser or Seller. Seller shall provide Purchaser with notice of any such imbalance charges imposed on Seller and, to the extent permitted by the Interconnection Agreement, Seller shall cooperate with Purchaser to contest the imposition of such charges. In the event that Entergy or TVA imposes imbalance charges for which Purchaser is responsible pursuant to this Section 6.2(d)(ii), and Purchaser is unsuccessful in contesting such charges, Purchaser may, in its sole discretion and subject to the Interconnection Agreements, elect to designate the generation control center of TVA, Entergy or Independent System Operator as the Control Center; provided, however, that Purchaser shall hold Seller harmless from any additional costs (other than the imbalance charges contemplated by Section 6.2(d)(i)) caused by such redesignation.

                  (c) Section VI of the Power Purchase Agreement shall be amended to add the following language as a new Section 6.2(d)(iii):

                        In addition to the foregoing, and subject to the last sentence of the definition of Forced Outage, any failure to meet the maximum time to achieve Dispatch by the times required under item (f) of the Design Limits in Appendix D shall not be deemed to be a Forced Outage, provided that Seller pays the cost of incremental Fuel associated with such delayed Start-Up in accordance with the second sentence of Section 10.6.

      Section 3.2. Addition of Section 6.6. Section VI of the Power Purchase Agreement is hereby amended by adding the following new Section 6.6 to read in its entirety as follows:

                        Section 6.6 Batesville Control Area.

                  (a) Throughout the Term, subject to the terms and conditions of Section 6.2(d) and this Section 6.6, Purchaser may designate the Batesville Control Area as the Control Center.

                  (b) Purchaser agrees to indemnify and hold Seller harmless from any liabilities, damages, or penalties incurred by Seller due to the designation, operation, termination, or de-certification of the Batesville Control Area as the Control Center to the extent such liabilities, damages or penalties would not have been incurred by Seller had TVA, Entergy or an Independent System Operator been designated as the Control Center; provided, however, that Purchaser shall have no indemnification or other obligation under this Agreement with respect to such liabilities, damages or penalties incurred with respect to any Unit other than a Dedicated Unit, except to the extent attributable to the actions or inaction of the Batesville Control Area.

      Section 3.3. Additional Work. A new Section 6.7 is hereby added to the Power Purchase Agreement to read in its entirety as follows:

                        Section 6.7 Additional Work

                        (a) "Additional Work" means the work to be performed by
                  the Seller, or its contractors, to comply with the Purchaser's request for the implementation of the Batesville Control Area and other work directly related to Seller's provision of data acquisition at the Seller's RTU for onward transmission to Virginia Power, all as defined in Section 11.0 of the Operating Procedures or as otherwise mutually agreed by Purchaser and Seller. The Additional Work shall be limited to: management, engineering, labor, training, equipment procurement, calibration, testing and maintenance.


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                  Fourth Amendment to Power Purchase Agreement

                                "Additional Work Costs" means the direct and
                  accountable costs incurred by Seller which are directly required for the Seller to comply with the Additional Work.

                        (b) Seller agrees that it has an ongoing obligation for
                  the maintenance and operation of the Additional Work items in accordance with Prudent Industry Practices. In the event that data from the Additional Work items is not available at the Seller's RTU and is also not being transmitted to Purchaser or the Batesville Control Area in a fully functional form as specified in Exhibit I, Seller will coordinate efforts to expeditiously restore this data while working in good faith to provide the same data via alternative methods to Purchaser to the extent reasonably possible. Seller further agrees to provide specific maintenance and back-up requirements as reasonably requested by Purchaser and embodied in the Operating Procedures. All invoices for continuing operation and maintenance of the Additional Work items shall include sufficient detail to justify all expenses and will be subject to the limitation that these expenses are solely for the operation and maintenance of the Additional Work items only, and not for operation and maintenance of equipment required by the Power Purchase Agreement other than with respect to the Additional Work.

                        (c) Payments by Purchaser to Seller pursuant to this
                  Section 6.7 shall be made in accordance with Section 13.2 of the Power Purchase Agreement.

      Section 4. Inclusion of Trunkline Interconnection. Seller and Purchaser hereby amend the Power Purchase Agreement to include the Trunkline Interconnection as an Interstate Pipeline, by incorporating the following changes:

            (a) A new definition is hereby added to Section 1.1 of the Power Purchase Agreement:

            "TGC Pipeline" means CMS Trunkline Gas Company and its assigns or successors.

            (b) The definition of "Interstate Pipeline" in Section 1.1 of the Power Purchase Agreement shall be changed to:

            "Interstate Pipeline" means either TGC Pipeline, Tennessee Gas Pipeline or the ANR Pipeline.

            (c)   The definition of "Lateral Pipeline" is hereby changed to:

                  "Lateral Pipeline" means the pipeline to be constructed and installed pursuant to Section 8.1 to connect the Facility with the TGC Pipeline, the Tennessee Gas Pipeline, and the ANR Pipeline.

      Section 5. Energy Payment. Seller and Purchaser hereby amend the Power Purchase Agreement to modify the structure of the Energy Payment, by incorporating the following changes:

            (a) Section 1.1 of the Power Purchase Agreement is hereby amended by revising the definition of the term "Delivered Cost of Fuel" in the entirety to read as follows:

                  "Delivered Cost of Fuel" means (a) all costs incurred by Purchaser to cause gas to be delivered to the Fuel Metering Points when gas has been scheduled for delivery to the Fuel Metering Points, or (b) if no gas has been scheduled for delivery to the Fuel Metering Point, or if the costs incurred are not available to the Purchaser, the Gas Index.

            (b) Section 1.1 of the Power Purchase Agreement is hereby amended to add the definition for Operating Hour to read as follows:


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                  Fourth Amendment to Power Purchase Agreement

                  "Operating Hour" shall mean, for a Dedicated Unit, for the purpose of calculating the Hours per Start Ratio, any clock hour following a Start of a Dedicated Unit, that the Net Electrical Output of such Dedicated Unit is equal to or greater than the Net Electrical Output that would have been generated had the Dedicated Unit operated at 98.5% of the Minimum Load for such hour.

            (c) Section 1.1 of the Power Purchase Agreement is hereby amended to add the definition for Hours per Start Ratio to read as follows:

                  "Hours per Start Ratio" ("HSR") means, with respect to a Dedicated Unit, the aggregate Operating Hours during the Billing Period divided by the requested Starts for that same Billing Period.

            (d) Section 1.1 of the Power Purchase Agreement is hereby amended by revising the definition of the term "Energy Payment" in the entirety to read as follows:

                  "Energy Payment" means, for each Billing Period, the payments to be made by Purchaser to Seller for the Net Electrical Output or Replacement Energy during such Billing Period, in accordance with Sections 10.3(a) and 10.3(b).

            (e) Section 10.3 of the Power Purchase Agreement is hereby amended by revising Section 10.3 in the entirety to read as follows:

                        Section 10.3 Energy Payments.

                        (a) Except as expressly provided herein, for each
                  Billing Period commencing on the Commercial Operation Date, Purchaser shall pay to Seller an Energy Payment for Net Electrical Output and for Replacement Energy delivered by Seller to Purchaser, in an amount equal to $1.00 per MWh, escalated by three percent (3%) per year for each calendar year thereafter (prorated for the partial year in which the Commercial Operation Date occurs).

                        (b) In addition to the Energy Payment set forth in
                  Section 10.3(a) above, for each Billing Period commencing on the effective date of the Fourth Amendment and ending on the expiration date of the Initial Term, Purchaser shall pay to Seller an Hours per Start Energy Payment, escalated by three percent (3%) per year for each calendar year thereafter (prorated for the partial year in which the Fourth Amendment becomes effective), for Net Electrical Output and for Replacement Energy delivered by Seller to Purchaser, in an amount equal to a dollars per MWh value (the HSR Rate") determined as follows:

                  (i) 1.00, if the HSR for such Billing Period is less than or equal to 8; or

                  (ii) 1.62857 - (.0785714 x HSR ), if the HSR for such Billing Period is greater than 8 but less than or equal to 15; or

                  (iii) .6 - ( .01 x HSR), if the HSR for such Billing Period is greater than 15 but less than or equal to 30; or

                  (iv) .3, if the HSR for such Billing Period is greater than 30.

                  In the event the Minimum Load shall be revised by Seller, pursuant to the definition thereof, to be greater than 60% of the Standard Capacity of such Dedicated Unit, the HSR Rate for such Dedicated Unit shall be reduced by 2% for each 1% increase in Minimum


                                     Page 6
                  Fourth Amendment to Power Purchase Agreement

                  Load above 60%; provided, that the total reduction in the HSR Rate shall not exceed 20%.

                  Any subsequent increase or decrease in the Minimum Load by Seller shall revise the HSR Rate in accordance with the foregoing formula. Any revision in the HSR Rate shall be effective as of the effective date of the Minimum Load revision.

      Section 6. Reservation Payments. Seller and Purchaser hereby amend the Power Purchase Agreement by adding the following new language to the end of Section 10.2 to read as follows:

                  The Reservation Payment due from Purchaser for the month of December 2000 shall be reduced by $141,560.58, and starting with the Reservation Payment due from Purchaser for the Month of January 2001 and ending at the expiration of the Initial Term, the Reservation Payment from Purchaser shall be reduced by $47,186.86 each Month. The Purchaser has the right to offset this reduction against any payment that may be payable under the Power Purchase Agreement.

      Section 7. Minimum Load. Seller and Purchaser hereby amend the Power Purchase Agreement to lower the Minimum Load of the Dedicated Units, as follows:

            (a) Section 1.1 of the Power Purchase Agreement shall be amended by revising the existing definition for Minimum Load in the entirety, to read as follows:

                  "Minimum Load" means, with respect to a Dedicated Unit, the greater of (a) 60% of the Standard Capacity of such Dedicated Unit and (b) the percentage of Standard Capacity of such Dedicated Unit at which the operation of such Dedicated Unit, as determined in Seller's sole discretion and with prior written notice from Seller to Purchaser, would not (i) violate any Governmental Approvals, (ii) be inconsistent with any requirement of Law, or (iii) fail to comply with Prudent Industry Practices or manufacturers' guidelines or recommendations generally applicable to such equipment; provided that in no event shall the Minimum Load be greater than 70%.

            (b) Items (b), (c) and (f) of Appendix D, Design Limits, of the Power Purchase Agreement shall be amended by revising such items in the entirety to read as follows:

                        (b) The minimum Dispatch level for each Dedicated Unit
                  shall be equal to the Minimum Load of the Dedicated Unit;"

                        (c) For the Standard Capacity, the capability to ramp up
                  Minimum Load of the Dedicated Unit to 100% of the Standard Capacity shall be at the rate of no less than five MW per minute and to ramp down from 100% of the Standard Capacity to Minimum Load of the Dedicated Unit shall be at the rate of no less than five MW per minute. For Supplemental Capacity the maximum time allowed to ramp up from 100% of the Standard Capacity to 100% of the Actual Contract Capacity shall be thirty minutes and to ramp down from 100% of the Actual Contract Capacity to 100% of the Standard Capacity shall be thirty minutes;"

                        (f) The maximum time from Purchaser's Dispatch notice of
                  Start-Up to achieve either 70% of Standard Capacity or Minimum Load of the Dedicated Unit shall be as follows:


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                  Fourth Amendment to Power Purchase Agreement

                                (i) if a Dedicated Unit has been out of
                  operation for less than 48 hours from breaker open, it shall achieve either 70% of Standard Capacity or Minimum Load of the Dedicated Unit, as specified in Purchaser's Dispatch order, within 130 minutes following Purchaser's notice to Start-Up; and

                                (ii) if a Dedicated Unit has been out of
                  operation for more than 48 hours from breaker open, it shall achieve either 70% of Standard Capacity or Minimum Load of the Dedicated Unit, as specified in Purchaser's Dispatch order, within 210 minutes following Purchaser's notice to Start-Up.

                  (c) Table 1 of Appendix H, of the Power Purchase Agreement shall be amended by adding the following additional rows to Table 1 as follows:

                          Table 1 -Guaranteed Heat Rate

- --------------------------------------------------------------------------------

                       Column A                                Column B
  Energy Dispatched as a Percent of Standard Capacity    Guaranteed Heat Rate
                                                             (BTU/KWh HHV)
- --------------------------------------------------------------------------------

                          60%                                    8120

                          61%                                    8090

                          62%                                    8050

                          63%                                    8020

                          64%                                    7980

                          65%                                    7950

                          66%                                    7910

                          67%                                    7880

                          68%                                    7840

                          69%                                    7810

- --------------------------------------------------------------------------------

      Section 8. Losses. Seller and Purchaser hereby amend the Power Purchase Agreement to compensate Purchaser for the losses incurred by Purchaser in receiving the Net Electric Output at the Interconnection Points in accordance with Seller's obligation under the third sentence of Sections 7.2 of the Power Purchase Agreement by adding a new Section 10.7 to read as follows:

                        Section 10.7 Entergy Transformer Losses. For each
            Billing Period commencing on the Commercial Operation Date, for the purpose of adjusting the Energy Payment to account for the effects of the transformer losses between the Electricity Metering


                                     Page 8
                  Fourth Amendment to Power Purchase Agreement

            Points and the Entergy Interconnection Point, Seller shall deduct an amount of energy from the Net Electrical Output equal to .09% of the Net Electrical Output for the Billing Period.

      Section 9. Start-Up Fuel. Seller and Purchaser hereby agree to amend the Power Purchase Agreement by revising Section 10.6 in the entirety to read as follows:

                        Section 10.6 Start-Up Payments. If any Dedicated Unit
            does not, in respect of a Dispatch order, achieve Start-Up, or achieves Start-Up but then trips and requires an additional Start-Up to carry out the Dispatch order, then Seller shall be responsible for one hundred percent (100%) of the cost of Fuel associated with such additional or failed Start-Up, as the case may be. If any Dedicated Unit does not, in respect of a Dispatch order achieve Start-Up within the applicable maximum time provided for such Start-Up pursuant to the Design Limits but subsequently achieves Start-Up with respect to the Dispatch order, then Seller shall be responsible for the cost of the incremental Fuel required to achieve such delayed Start-Up in excess of the Fuel that would have been required to achieve the Start-Up within the applicable maximum time provided by the Design Limits. To calculate amounts due to Purchaser from Seller in accordance with the foregoing sentences, the Delivered Cost of Fuel (expressed in $ per MMBTU) shall be multiplied by either 100% of the Fuel (in the case of the first sentence of this Section 10.6) or the amount of the incremental Fuel (in the case of the second sentence of this Section 10.6) used to achieve such delayed Start-Up after expiration of the time limits specified in the Design Limits.

            Seller shall have no responsibility for Start-Up Fuel with respect to any delay or failure of Start-Up to the extent delivery of energy is delayed, terminated or reduced by Purchaser, a Dispatch order, a Force Majeure Event or a Delivery Excuse.

      Section 10. Effectiveness. This Fourth Amendment shall be effective as of the date first above written upon execution by Seller and Purchaser.

      Section 11. Miscellaneous.

                  (a) This Fourth Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which when taken together shall be deemed to constitute one and the same instrument. The Parties may execute this Fourth Amendment by signing any such counterpart and the signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signatures are physically attached to the same document.

                  (b) This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, exclusive of conflicts of laws provisions.

                  (c) Except as expressly provided in this Fourth Amendment, the Power Purchase Agreement shall continue and remain in full force and effect in all respects.


                                     Page 9
                  Fourth Amendment to Power Purchase Agreement

            IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be executed by their respective duly authorized officers as of the first date above written.


LSP ENERGY LIMITED PARTNERSHIP

By: LSP Energy, Inc., its General Partner

Name: /s/ Robert L. Brooks
     ---------------------------------------

Title: Senior Vice President
      ---------------------------------------


VIRGINIA ELECTRIC AND POWER COMPANY

By: /s/ Richard T. Thatcher
   -----------------------------------------

Name: /s/ Richard T. Thatcher
     ---------------------------------------

Title: Vice President
      --------------------------------------


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                  Fourth Amendment to Power Purchase Agreement